CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated April 14, 2017, relating to the financial statements of Giggles N’ Hugs, Inc. as of January 1, 2017 and December 27, 2015 and for the years then ended which appear in Giggles N Hugs, Inc. Annual Report on Form 10-K for the year ended January 1, 2017 filed with the Securities and Exchange Commission on April 14, 2017. We also consent to the reference to our firm under the caption “Experts”.

/s/ Weinberg & Company P.A.
Weinberg & Company, P.A.
Los Angeles, California
September 1, 2017